Exhibit 10.1

FIRST AMENDMENT TO

OFFICER EMPLOYMENT AGREEMENT

This First Amendment to Officer Employment Agreement (“First Amendment”) is entered into effective March 5, 2015, by and between Callaway Golf Company, a Delaware corporation (the “Company”) and Bradley J. Holiday (“Employee”).

Background

A. Employee has served as the Company’s Chief Financial Officer for the past 15 years and has recently notified the Company of his intentions to retire during 2015.

B. The Company has requested that Employee defer his retirement and continue as Chief Financial Officer until his successor has been appointed.

C. The Company has requested that Employee be available for one year after the date Employee retires from the Company (the “Transition Period”) to assist the Company as requested with the transition of his successor and with certain ongoing litigation matters (the “Transition Services”).

D. Employee is willing to defer his retirement until his successor is appointed and to provide the Transition Services upon the terms and conditions set forth herein, and in consideration therefore the Company is willing to provide Employee with the retirement compensation and benefits set forth herein.

E. The Company and Employee desire to amend that certain Officer Employment Agreement entered into as of May 1, 2012 (the “Employment Agreement”) to reflect the agreements set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing Background and the other terms and conditions set forth herein, the value and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, do hereby agree as follows:

1. New Subsection (k) Added to Section 7 of the Employment Agreement. Employee and the Company hereby agree that the Employment Agreement shall be amended by adding a new Subsection (k) to Section 7 of the Employment Agreement as follows:

“(k) Retirement and Transition Services. Provided (i) Employee remains employed as the Company’s Chief Financial Officer until his successor has been appointed and (ii) Employee provides the Company with the Transition Services, then Employee shall be entitled to the following retirement benefits:

(a)	Any compensation accrued and unpaid as of the date of retirement;

(b)	A pro-rata annual incentive payment for the year in which Employee retires to the extent the performance goals are achieved under the senior management annual incentive plan for the year of retirement and prorated based upon the number of days Employee served as Chief Financial Officer in the year of retirement, which payment shall be made on or around the same date other members of senior management are paid their annual incentive, if any;

(c)	Provided that Employee upon his retirement executes the Company’s standard release of claims for employees receiving post-employment compensation and benefits, an amount equal to one-half of the sum of (i) employee’s annual base salary at the time of his retirement plus (ii) annual target incentive, which sum shall be payable over the one year Transition Period in equal installments on the same pay schedule as in effect at the time of retirement;

(d)	Provided that during the Transition Period, Employee chooses not to engage (whether as owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the Company or any of its affiliates, an amount equal to one-half of the sum of (i) employee’s annual base salary at the time of his retirement plus (ii) annual target incentive, which sum shall be payable over the one year Transition Period in equal installments on the same pay schedule as in effect at the time of retirement;

(e)	Upon his retirement, all unvested equity-based, long-term incentive awards held by Employee that would have vested within 12 months from and after the date of retirement shall vest as of the retirement date, provided that any such awards that are subject to performance-based vesting shall vest only if, and to the degree that, the performance goals are satisfied.

(f)	Company-paid COBRA or Cal-COBRA insurance benefits for a period of 24 months from and after the date of retirement at the benefit level Employee is enrolled as of the date hereof; provided that in no event shall the Company’s obligation under this subsection exceed $50,000;

(g)	Company-paid financial planning assistance with AYCO (or the cash equivalent thereof if AYCO no longer provides such services to the Company) for a period of 24 months from and after the date of retirement at the service level offered to other members of senior management during such time, provided that in no event shall the Company’s obligation under this subsection exceed $35,000; and

(h)	Upon retirement, the Company shall transfer to Employee the computer and monitor located in Employee’s office as of the date hereof as well as Employee’s Company cellphone being used by Employee as of the date hereof (the value, if any, of the computer, monitor, and telephone will be added to Employee’s W-2 form for the applicable year.”

2. Employee acknowledges that he shall not be eligible to receive a Long-Term Incentive Plan grant or merit increase in 2015 or thereafter.

3. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Employment Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates set forth below, to be effective as of the date first set forth above.

EMPLOYEE			COMPANY

Callaway Golf Company, a Delaware corporation

/s/ Bradley J. Holiday		By:	/s/ Chris Carroll
Bradley J. Holiday			Chris Carroll
Senior Vice President, Global Human Resources

Dated:	3/5/15		Dated:	3/5/15

2	Bradley J. Holiday